Exhibit 10.1

FIRST AMENDMENT TO THE

OCEAN POWER TECHNOLOGIES, INC.

EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

WHEREAS, Ocean Power Technologies, Inc. (the “Company”) previously adopted the Ocean Power Technologies, Inc. Employment Inducement Incentive Award Plan effective January 18, 2018 (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized an amendment of the Plan to increase the number of shares authorized for Awards thereunder from 25,000 shares (reflecting the 1-for-20 reverse stock split that became effective March 11, 2019) to 275,000 shares.

NOW, THEREFORE, effective as of February 9, 2022, Section 3.1(a) of the Plan is amended to replace the number 25,000 with the number 275,000.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be duly executed in its name and on its behalf by its duly authorized officer.

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ Philipp Stratmann
Name:	Philipp Stratmann
Title:	Chief Executive Officer